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                                                                    Exhibit 99.2

              SEQUENOM and CuraGen to Apply Genetics and Proteomics
                         To Validate Novel Drug Targets


Mark R. Vincent
Director of Corporate Communications
& Investor Relations
CuraGen Corporation
1-888-GENOMICS
http://www.curagen.com

SAN DIEGO and NEW HAVEN, Conn., - March 13, 2002 - /PRNewswire/ -- SEQUENOM(TM), Inc. (Nasdaq: SQNM), a discovery genetics company, and CuraGen Corporation (Nasdaq: CRGN), a genomics-based pharmaceutical company, today announced that the companies have entered into a formal relationship for the purpose of rapidly determining the biological context of disease- associated genes through the application of population genetics and proteomics.

Specifically, SEQUENOM will identify high-impact genes associated with human diseases using its pioneering population genetics approach. CuraGen will apply its platform of proteomic technologies to further enhance candidate disease genes identified by SEQUENOM and to identify potential therapeutic intervention points by examining networks of protein interactions within important disease-related pathways. CuraGen will also enhance its own targets using SEQUENOM's single nucleotide polymorphism (SNP) technologies and population genetics approach. The Companies expect that this collaborative research will further enable the identification and validation of key targets for drug discovery.

"We are very pleased with the opportunity to work with a company such as CuraGen that possesses complementary technologies," said Toni Schuh, Ph.D., SEQUENOM's President and Chief Executive Officer. "This partnership represents a critical step toward creating the highest value for the candidate disease genes we are discovering. To date, SEQUENOM has identified and prioritized more than 120 candidate genes for diseases that have a broad population impact. CuraGen's expertise in mapping interactions of human proteins will enable us to rapidly validate our candidate disease genes and facilitate their progression toward clinical development."

"SEQUENOM's genotyping technologies and human clinical information are valuable for genetically linking specific genes and genetic variations (SNPs) with disease. As associations are completed, it is essential to place these disease genes, SNPs, and proteins in biological context, in order to identify the most appropriate drug targets," stated Christopher K. McLeod, Executive Vice President of CuraGen Corporation. "We anticipate that by combining CuraGen's proteomics technologies with SEQUENOM's clinical genetics approach, we will be able to better characterize genes and proteins within biochemical pathways important to drug development," added Mr. McLeod.

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About SEQUENOM

SEQUENOM is a discovery genetics company that has integrated a leading technology platform, sample repository, SNP assay portfolio and innovative strategies for determining the medical impact of genes and genetic variations. Utilizing a novel population genetics approach, SEQUENOM is systematically identifying potential disease-related genes that affect significant portions of the overall population. This approach is possible due to the pinpoint accuracy and unique specificity of the Company's MassARRAY system. By focusing on disease genes with a broad population impact, SEQUENOM expects to play an important role in bringing new therapeutic products to the market while maximizing the return on drug development. SEQUENOM is headquartered in San Diego, with additional offices in Boston; Hamburg, Germany; Cambridge, UK; Newfoundland, Canada; Uppsala, Sweden and Queensland, Australia.

About CuraGen

CuraGen Corporation (Nasdaq: CRGN) is a genomics-based pharmaceutical company. CuraGen's integrated, functional genomic technologies and Internet- based bioinformatic systems are designed to generate comprehensive information about genes, human genetic variations, gene expression, protein interactions, protein pathways, and potential drugs that affect these pathways. The Company is applying its industrialized genomic technologies, informatics, and validation technologies to develop protein, antibody, and small molecule therapeutics to treat obesity and diabetes, cancer, inflammatory diseases, and central nervous system (CNS) disorders. CuraGen is headquartered in New Haven, CT. Additional information is available at www.curagen.com .

Except for the historical information contained herein, the matters set forth in this press release, including SEQUENOM's identification of high- impact genes associated with human disease, the identification of potential therapeutic intervention points and the identification and validation of key targets for drug discovery, as well as SEQUENOM's ability to rapidly validate its candidate disease genes, facilitate their progress toward clinical development and characterize genes and proteins important to drug development are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties inherent in drug discovery, development and commercialization efforts including the development of proprietary diagnostics and pharmaceutical products, the risks and uncertainties associated with SEQUENOM's technologies and approaches to drug discovery, development and commercialization and those of its collaborative partners and competitors, and other risks detailed from time to time in SEQUENOM's SEC reports, including SEQUENOM's Annual Report on Form 10-K for the year ended December 31, 2000 and most recent Quarterly Report on Form 10-Q and Gemini Genomics' Annual Report on Form 20-F for the year ended March 31, 2001 and quarterly report on Form 6-K filed with the SEC on August 14, 2001. These forward-looking statements speak only as of the date hereof. SEQUENOM disclaims any intent or obligation to update these forward-looking statements.


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This press release may contain forward-looking statements, including statements that CuraGen may be able to identify genes and proteins within biochemical pathways important to drug development. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward- looking statements as a result of various factors, including, but not limited to, the following: CuraGen's expectation that it will incur operating losses in the near future, the early stage of development of CuraGen's products and technologies, uncertainties related to preclinical and clinical testing and trials, uncertainties relating to CuraGen's ability to obtain regulatory approval for its products in development, uncertainties surrounding the availability of additional funding, CuraGen's reliance on research collaborations, the actions of competitors, the development of competing technologies, CuraGen's ability to protect its patents and proprietary rights, patent infringement actions and uncertainties relating to commercialization rights. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for a description of these risks.

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